Exhibit 10.32

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission.  Asterisks denote omissions.

COMMERCIAL SUPPLY AND
PROCESS VALIDATION AGREEMENT

THIS COMMERCIAL SUPPLY AGREEMENT (the “Agreement”) is entered into as of this 6th day of December, 1999 by and between TRANSKARYOTIC THERAPIES, INC.,(“TKT”), a Delaware corporation having an address at 195 Albany Street, Cambridge, MA 02139, and CHESAPEAKE BIOLOGICAL LABORATORIES, INC., a Maryland corporation having an address at 1111 South Paca Street, Baltimore, MD 21230 (“CBL”), with respect to the following:

RECITALS

A.            TKT is a development-stage biotechnology company active in the research and development of drug products.

B.                                     CBL is in the business of formulating, sterile filling, and packaging liquid injectable drug products and medical devices.

C.                                     TKT and CBL desire to enter into this Agreement in order to establish the terms and conditions under which CBL will formulate, fill, and package Product for clinical trial and consistency batches for FDA approval and, following FDA approval of CBL as a formulation, fill-finish site for the Product, for commercial sale.

D.                                    Both parties contemplate that additional TKT products may be included under this Agreement, as amendments, by mutual written consent of the parties.

AGREEMENT

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

All references to particular Exhibits and Sections shall mean the Exhibits to, and Sections of, this Agreement, unless otherwise specified.  For the purposes of this Agreement and the Exhibits hereto, the following words and phrases shall have the following meanings:

1

1.01        “Active Ingredient” shall mean active pharmaceutical ingredient (API) of alpha-Galactosidase A as described in Exhibit A.

1.02        “Affiliate” shall mean any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with a party to this Agreement to the extent of at least fifty percent (50%) of the equity having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control of a party to this Agreement.

1.03        “Agreement” shall mean this Commercial Supply Agreement.

1.04        “Batch or Lot” shall mean a single run of Product processed by a single execution of the instructions specified in the Batch Production and Control Record within the meaning of 21 CFR part 210.3(b)(2) and/or within the meaning of 21 CFR part 600.3(x), or its successor as in effect from time to time.

1.05        “Batch Production and Control Record” or “Batch Record” shall mean the set of detailed processing instructions which are to be followed by CBL to process one batch of Product within the meaning of 21 CFR part 211.188, or its successor as in effect from time to time.

1.06        “FDA” shall mean the United States Food and Drug Administration.

1.07        “Formulated Bulk” shall mean formulated Active Ingredient as described in Exhibit A.

1.08        “Good Manufacturing Practices” or the letters “GMP” or “cGMP” shall mean the writings of the Code of Federal Regulations, Part 21, Section 210 and Section 211, or other sections so designated by the title “Good Manufacturing Practices” promulgated under the Federal Food, Drug and Cosmetic Act, as in effect from time to time.

1.09        “Master Production and Control Record” or “Master Batch Record” shall mean a written description of the procedure to be followed for processing a batch of Product including but not limited to a complete list of all active and inactive ingredients, components, weights and measures, descriptions of drug product containers, closures, packaging materials, and labeling and complete specifications for each, within the meaning of 21 CFR part 211.186, or its successor as in effect from time to time.

1.10        “Materials” shall mean all inactive ingredients, vials, stoppers, seals, labels, inserts, folding cartons and/or shipping cartons as are otherwise necessary to be utilized in the Processing and to meet the Specifications, but excluding Active Ingredient.

1.11        “Processing” shall mean processing Product in accordance with the Master Batch Record for the Product.  “Processed” and “Process” shall have comparable meanings.

1.12        “Product(s)” shall mean the liquid product(s) covered by this Agreement and processed as contemplated hereby.

2

1.13        “Project Summary” shall mean those documents attached to this Agreement as Exhibit A, which provide specific details about the Product to be processed for TKT by CBL.

1.14        “Specifications” shall mean the acceptance criteria for the Product as set forth in the Master Batch Record.

1.15        “USP” shall mean the United States Pharmacopeia, Vol.  23, or any subsequent addition thereof.

ARTICLE II

SUPPLY AND PROCESSING OF MATERIALS

2.01        Processing.  Subject to the terms and conditions of this Agreement, CBL agrees that it shall formulate, fill, and package the Product at its Camden parenteral filling facility in Baltimore, MD validated in accordance with FDA regulations, and shall process the Product in accordance with cGMP’s, including without limitation adherence to appropriate quality assurance and quality control practices.  CBL will permit TKT to review all written internal CBL quality assurance and quality control practices.  If TKT requests a change in CBL’s practices and the parties agree that such a change is appropriate to comply with FDA regulations then CBL will act in good faith to implement the requested change.  CBL further agrees that it will use reasonable and customary efforts to comply with regulations of foreign authorities applicable to the processing of Product by CBL.  The product cannot be processed at another facility without the written authorization of TKT.

2.02        Master Production Record.  Subject to the terms and conditions of this Agreement, CBL agrees to process the Product in accordance with a Master Production and Control Record approved in writing by TKT.  CBL further agrees that any substantive changes to the Master Production and Control Record and the process must receive written approval of TKT prior to implementation, provided, however, that any approvals to be delivered by TKT shall not be unreasonably withheld and the parties shall cooperate and act reasonably and in good faith in connection with their respective activities under this Section.  CBL will permit TKT to review all information in Master Production Records pertaining to individual product lots as well as, raw material test results and the results of environmental monitoring prior to product release by CBL but after CBL’s completion of its internal review of the batch record.  CBL will release the batch record within [**] of receiving TKT’s comments and proposed changes.

2.03        TKT Supplied Materials.  TKT, at its expense, shall deliver sufficient quantities of Active Ingredient, any Material, or production equipment indicated on Exhibit A hereto as to be provided by TKT, to CBL’s plant at Baltimore, Maryland prior to the scheduled date of Processing as indicated in Exhibit A, unless otherwise agreed to by CBL.  All such items supplied by TKT for purposes hereof shall meet the applicable specifications therefor as set forth on Exhibit A and the Master Production Record.  All items so delivered shall remain the property of TKT.

2.04        CBL Supplied Materials.  CBL will be responsible for supplying sufficient quantities of any Materials indicated on Exhibit A hereto as provided by CBL, insofar as required to permit CBL to complete the Processing and delivery of Product in accordance with

3

the terms hereof.  All such items purchased by CBL for purposes hereof shall meet the applicable Specifications therefor as set forth on Exhibit A and the Master Production and Control Record.

2.05        Labeling Specifications.  TKT shall be responsible for furnishing to CBL appropriate specifications, reasonably acceptable to CBL, for the labeling and packaging (including package inserts) to be used on or in connection with the Processing of Product which is to bear TKT labels or other identification, and any necessary artwork and engineering drawings related thereto.  Insofar as required of CBL pursuant to Exhibit A hereto, CBL will label and package Product in accordance with such specifications.  CBL shall not affix any other labeling to the Product, except with the prior written approval of TKT.

2.06        Stability Testing.  TKT shall be responsible for all requisite stability testing of the Product.

ARTICLE III

PROCESS VALIDATION

3.01        Process Validation.  An outline for validation of the formulation, filling, and packaging of the Product at CBL’s facilities is attached hereto as Exhibit B.  In accepting its obligations under the terms of this Agreement, developing the cost in Exhibit C, and the event and time schedule in Exhibit D, CBL has relied upon the accuracy, completeness, and correctness of the data and information provided by TKT and the understanding that the Product can be processed in a stable form in accordance with typical and standard pharmaceutical production practices.  CBL will proceed with reasonable promptness to perform its obligations hereunder, but the parties acknowledge that such process validation is a demanding effort and unanticipated events beyond the control of the parties may change the event and time schedule; and, thus, the completion date of CBL’s performance hereunder cannot be predicted with any meaningful degree of certainty.  CBL agrees to allow TKT to approve product related validation protocols prior to execution by CBL.

3.02        CBL Responsibilities.  CBL shall provide reasonable assistance to TKT in its efforts to obtain and maintain all necessary regulatory approvals and permits relating to the production of Product at CBL facilities.  Accordingly, insofar as relating to Product and CBL’s processing thereof, CBL shall permit TKT or its designees typical and customary access to CBL’s facility, other than the filling, and packaging areas, during the formulation and filling of Product and, upon reasonable notice and during reasonable business hours and so long as TKT does not interfere with CBL’s day to day operations (i) to inspect CBL’s processing facilities, (ii) to review manufacturing and quality control records relative to production by CBL of the Product, prior to the disposition of the Product (iii) to audit CBL’s production efforts in respect of Product for compliance with FDA requirements, (iv) to review CBL’s facility master file, any correspondence, reports, or other documents from CBL to the FDA, or to any applicable foreign regulatory authority, or from the FDA, or from any applicable foreign regulatory authority, to CBL, related to the Product and/or the facility as it effects the Product, (v) to approve all Product related variances which occur during manufacture or storage of the Product, including approval of label text after receipt of labels and prior to application, and (vi) CBL will inform TKT as quickly as possible regarding facility related variances and will permit TKT onsite access to all

4

facility related variances and information for review and those which in CBL’s judgement may affect the Product will be reviewed with TKT prior to implementation of corrective action.

3.03        TKT Responsibilities.  TKT will be responsible for obtaining all Federal and International regulatory approvals or permits necessary for the production, processing, distribution, use, and sale of the Product.  Additionally, TKT will be responsible for all other regulatory requirements which are not specifically assigned to CBL in the Project Summary, including the payment of any FDA user fees or other fees associated with the review and approval to market the Product imposed by any regulatory agency.  TKT agrees to supply CBL with any documents, information, and/or data specified as TKT responsibility in the Project Summary in a timely manner so as not to impede CBL’s ability to comply with its obligations hereunder.

ARTICLE IV

ORDERS, PRICE, & TERMS OF PAYMENT

4.01        Purchase Orders.  Unless otherwise specified, TKT shall submit a purchase order to CBL at least [**] prior to the requested delivery date for the Product set forth in such purchase order.  CBL shall accept such purchase orders from TKT and shall notify TKT of the processing date.  CBL must receive from TKT any Active Ingredient and Materials to be supplied by TKT for use in Processing at least [**] prior to the processing date.

4.02        Forecast.  TKT shall provide CBL in writing with rolling [**] non-binding, good faith forecasts of TKT’s annual requirements for Product, in quarterly periods.  Such forecasting shall be updated in writing quarterly.

4.03        Cancellation and Rescheduling.  TKT may cancel or postpone a purchase order for Product in accordance with CBL’s Cancellation and Postponement Policy as set forth in Exhibit E.

4.04        Price.  The price to be paid by TKT to CBL during the term of this Agreement for any projects or validations, and each Batch of Product, shall be as specified in Exhibit C.  All prices are FOB CBL’s facility in Baltimore, Maryland.  Payment of all FDA fees specific to the Product will be the responsibility of TKT.  CBL’s price does not include any other testing, studies, Product specific validations not presently required, or other activities, which TKT may deem necessary but which are not required of CBL by this Agreement.

4.05        Invoices.  The invoice for the total amount shall be payable by TKT to CBL within [**] days of the date of invoice, date of shipment or date of issuance of the Certificate of Conformance referred to in Section 5.03, whichever is latest; provided that if TKT requests or causes CBL to hold a Batch of Product for more than [**] days, TKT will be invoiced and the [**] day payment terms would commence on the invoice date.

ARTICLE V

SHIPMENTS, INSPECTION, & ACCEPTANCE

5.01        Shipments.  CBL shall ship or caused to be shipped at TKT’s expense the Product to TKT to such destination(s) as designated by TKT except that CBL shall not be required to

5

ship Product to any clinical trial site.  CBL’s delivery of Product to a common carrier or licensed trucker approved by TKT shall constitute delivery to TKT, and TKT shall bear all risk of loss, delay or damage in transit.  CBL agrees to provide reasonable support to assist TKT to pursue any claims it may have against carriers.

5.02        Inventory in Quarantine.  TKT may request in writing that CBL ship Product from CBL’s inventory in quarantine, prior to the issuance by CBL’s Quality Assurance Department of the appropriate release; however, TKT agrees not to introduce any of the Product into interstate commerce until the receipt of proper quality control release by CBL applicable to the Product.  Such a request will result in an invoice being sent as of the shipping date and commencement upon invoice delivery of the [**] day payment terms.  TKT shall indemnify and hold CBL harmless from any and all losses, damages, claims, or costs, including reasonable attorney’s fees, which CBL may suffer or incur as a result of and arising out of the shipment or use of the Product prior to its release by CBL’s Quality Assurance Department.

5.03        Certificate of Conformance.  Upon completion of filling, inspection, packaging, and quality assurance review, CBL shall promptly provide TKT a Certificate of Conformance for each Batch of Product shipped, certifying that the Product has met all Specifications set forth in this Agreement.

5.04        Inspection.  TKT shall inspect all shipments of Product received from CBL for proper labeling, packaging and count within [**]days of actual receipt of shipment at its designated receiving facility.  However, any such inspection shall not relieve CBL of its obligation and warranties under this Agreement.  If any portion of the Product received fails to conform with any applicable Specification, TKT may, subject to the terms of Section 5.05 hereof, reject the same within [**] days of the latter date of actual receipt of (i) the Product; or (ii) a Certificate of Conformance.

5.05        Rejection.  In any case where TKT expects to reject or otherwise make a claim against CBL with respect to damaged or otherwise nonconforming Product, TKT shall notify CBL of such expected rejection and CBL shall be offered a reasonable opportunity to offer proof or evidence as to why such Product should not be rejected and to inspect and/or test such Product.  In the event of any dispute as to whether the Product may be rightfully rejected by TKT, such Product shall be tested for conformance with the applicable Specifications by an independent testing organization mutually acceptable to both parties which analysis shall be binding on TKT and CBL solely for the purpose of determining whether such Product may be rightfully rejected or not.  TKT shall not under any circumstances dispose of any Product claimed by TKT or determined by independent testing organization to be damaged or nonconforming, without CBL’s prior written consent.  All or part of any shipment of Product determined to have been rightfully rejected by TKT shall be held by TKT for disposition by CBL, at CBL’s expense.

ARTICLE VI

REPRESENTATIONS & WARRANTIES

6.01        Warranties by CBL.  CBL warrants that all Product delivered to TKT (or shipped to a third party at the direction of TKT) under this Agreement shall at the time of

6

delivery, be free of defects in material and workmanship; meet the Specifications (except in the case of Product delivered in quarantine pursuant to Section 5.02, in which case upon release from quarantine); and have been processed and maintained in conformance with cGMPs and other applicable FDA regulations.

6.02        Warranties by TKT.  TKT warrants that its storage, labeling (including, without limitation any labeling, packaging and insert specifications supplied by TKT pursuant to or as contemplated by Section 2.05 hereof), distribution, use, and sale of Product complies and will comply with all applicable Federal, state and local laws, rules and regulations and will be undertaken in a safe and responsible manner.  If the Product is intended for distribution, use, and/or sale outside of the United States, TKT further warrants that all necessary US export licenses are in place or will be in place at the time of export and that the export, distribution and/or sale comply with all laws, rules and regulations of the country where the Product will be used.  TKT represents and warrants to CBL that TKT is not aware that Product, or the processing or distribution thereof, will violate the intellectual property rights of any third party, and that TKT is not engaged in the theft or misuse of any third party’s trade secret information regarding the processing or use or distribution of Product, nor does TKT have notice of any claim of a third party regarding any such theft or misuse.

6.03        Limitation on Warranties.  The warranties set forth in this Article VI are expressly stated and in lieu of and exclude, and the parties do expressly disclaim, all other warranties expressed or implied, arising by operation of law or otherwise, including, on the part of CBL, any implied warranties of fitness for a particular purpose and any representation or warranty as to the suitability or efficacy of Product.

ARTICLE VII

INDEMNITY, LIMITATION ON LIABILITY, & RECALLS

7.01        Indemnification by CBL.  CBL shall defend, indemnify, and hold TKT harmless from and against any and all claims, liability, damage, loss, cost and expenses (including reasonable attorney’s fees) arising from any third party claims made or brought, or any proceedings of any sort initiated against TKT which (i) arise out of CBL’s breach of any obligations or warranty, or negligence by CBL under this Agreement, or arise out of or are based upon any claim of violation by CBL of any patent, trade secret or other intellectual property rights of any person or entity, subject, however, in each case to the limitations set forth in Section 7.05 below.

7.02        Indemnification by TKT.  TKT will defend, indemnify, and hold CBL harmless from and against any and all claims, liability, damage, loss, cost and expenses (including reasonable attorney’s fees) resulting from any third party claims made or brought against, or proceedings of any sort initiated against CBL which (i) arise out of TKT’s breach of any obligation, warranty or negligence by TKT under this Agreement, (ii) arise out of the promotion, distribution, sale or use by TKT or any third party of Product, including without limitation any product liability claim (except to the extent CBL is at fault or has failed to deliver or supply Product in accordance with the Specifications), or (iii) arise out of any or are based upon any claim of violation by TKT of any, patent, trade secret or other intellectual property rights of any person or entity, subject, however, in each case to the limitation set forth in Section 7.05 below.

7

7.03        Conditions.  Each party’s indemnity obligations (the “Indemnifying Party”) under Sections 7.01 and 7.02 are conditioned upon the other party (the “Indemnified Party”) promptly notifying the Indemnifying Party of any such claim or proceeding in writing, tendering to the Indemnifying Party the opportunity to defend or settle such a claim or proceeding at its expense and cooperating with the Indemnifying Party (at the expense of the Indemnifying Party) in defending or settling any such claim or proceeding.  The indemnifying party should not enter into any settlement which imposes liability on the indemnified party without the indemnified party’s prior written consent not unreasonably withheld.

7.04        Recall.  Subject to the limitations set forth in Section 7.05 below, CBL agrees to indemnify TKT against the reasonable and necessary actual costs of managing and controlling any recall of Product, provided that such recall is attributable to a breach by CBL of any of the warranties provided herein, that CBL is given an adequate opportunity to participate in any and all discussions with the FDA or otherwise concerning the proposed recall and unless otherwise specified by the FDA, the manner and method of a voluntary recall shall have been reasonably approved by CBL.  CBL shall not be obligated under this Section 7.04 to indemnify TKT if the recall is due to misbranding of the Product by TKT or is due to any other act or omission of TKT or any other third party not controlled by CBL.

7.05        Limitation on Liability.  Anything herein to the contrary notwithstanding:

(i)            Neither party hereto shall be liable to the other, or the successors or permitted assigns of the other, or any other person, for any loss of profits, loss of business or interruption of business, or for any indirect, incidental, special or consequential damages, costs, losses or expenses, suffered or incurred under this Agreement or otherwise, even if advised of the possibility of such loss; and

(ii)           CBL’s liability for the replacement or for the cost or value of any Active Ingredient, Materials, or production equipment supplied to CBL hereunder by TKT, including but not limited to any Active Ingredient, Materials, or production equipment lost or damaged or incorporated into any single rejected or nonconforming Batch of Product, shall be limited to the actual value thereof, up to the extent of CBL’s insurance coverage for property of others which has a dollar value of $2.0 (two) million dollars in the aggregate.  TKT will be responsible to prove value of any claimed loss to CBL’s insurance carrier for losses covered by CBL’s insurance policy.  The parties hereto agree that the limitation on liability provided for under the terms of this Section 7.05, excludes product liability claims and is an integral part of the agreement of the parties as evidenced by this Agreement and that the parties are entering into this Agreement in reliance upon the terms and provisions of this Section 7.05, and that, but for such terms and provisions, the parties would not be entering into this Agreement.

(iii)          Promptly, following the execution of this Agreement, CBL shall furnish to TKT a certificate of insurance signed by an authorized representative of CBL’s underwriter evidencing the insurance coverage required by this Agreement and providing for at least [**] prior written notice to TKT of any cancellation, termination, material change or reduction of such insurance coverage.

8

ARTICLE VIII

REGULATORY

8.01        TKT Responsibilities.  TKT will be responsible for obtaining and maintaining all necessary regulatory approvals for the distribution and sale of Product.  Additionally, TKT will be responsible for all other regulatory requirements which are not specifically assigned to CBL in this Agreement, including the payment of any FDA user fees or other fees associated with the review and approval to market the Product imposed by any regulatory agency.  TKT will be responsible for maintaining claim files and for submitting appropriate reports to the FDA and other similar foreign regulatory agencies.  TKT will be further responsible for promptly notifying CBL of all communications from the FDA or other regulatory agencies, which may impact or change the production and/or testing of the Product as performed by CBL.  TKT will notify CBL of any consumer complaints concerning Product, which might reasonably be attributed to CBL’s obligations and warrants, within seven (7) days of receipt by TKT of any such complaints.  All such information disclosed to CBL shall be considered confidential information under Section 9 below.

8.02        CBL Responsibility.  So long and insofar as necessary to permit it to perform its obligation hereunder, CBL shall maintain its Annual Registration of Drug Establishment (form FDA 2656e) and its Annual Registration of Device Establishment (form FDA 2891a) granted by the FDA updated and in good order and will make the license and copies of all related documents available to TKT and its designees for inspection, upon reasonable request.  CBL shall file and maintain a facility Master File as required by the FDA and maintain Product complaint files pursuant to applicable federal regulations as covered by CBL’s Standard Operating Procedure #3075.  CBL will be further responsible for promptly notifying TKT of all communications from the FDA or other regulatory agencies, which may impact or change the production and/or testing of the Product as performed by CBL.

8.03        CBL Assistance with Filing.  CBL will provide to TKT, at no additional cost, copies, electronic formatted disks, of all documents, in CBL’s standard format, for the manufacturing and control of Product at CBL’s facility, in support of TKT’s regulatory filings for approval to market Product.  Any additional support, beyond the documents above, requested by TKT will be charged at CBL’s standard labor rates.

8.04        Master File.  CBL shall maintain one or more facility master files at the FDA and agrees to provide TKT with any requisite letters authorizing the FDA access to CBL’s facility master file in conjunction with regulatory review of CBL’s production of Product as set forth in this Agreement.

ARTICLE IX

CONFIDENTIALITY

9.01        Confidentiality.  Each party shall forever maintain in confidence all information and materials disclosed by the other party and marked as confidential or which the other party knows or has reason to know are or contain trade secrets or other proprietary information of the other, including without limitation the Specifications, Master Batch and Control Record, Batch Production and Control Record, and other information relating to the Product (all such

9

information being “Confidential Information”), and shall not use such trade secrets or proprietary information for any purpose except as permitted by this Agreement or disclose them to anyone other than those of its employees, consultants, agents or subcontractors as are necessary in connection with such party’s activities as contemplated in this Agreement.  Each party shall be responsible for ensuring compliance with these obligations by such party’s employees, consultants, agents and subcontractors.  Each party shall take precautions at least as strong as those which it takes to protect its own most valuable trade secrets or proprietary information to ensure that its employees, consultants, agents and subcontractors do not disclose or make any unauthorized use of trade secrets or proprietary information of the other party.  Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other’s trade secrets or proprietary information.

9.02        Exceptions.  The foregoing restrictions on use and disclosure shall not apply to any TKT Confidential Information or CBL Confidential Information that:

(i)            was know to the receiving party prior to its disclosure to the receiving party by the disclosing party as evidenced by written documents predating the receiving party’s receipt of such Information; or

(ii)           is public knowledge at the time of its disclosure to the receiving party or became public knowledge after its disclosure to the receiving party through no act or omission or on its behalf; or

(iii)          is lawfully disclosed or made available to the receiving party by a third party having no direct or indirect obligation to the disclosing party to maintain the confidentiality of such Information; or

(iv)          is independently developed by the receiving party without the aid or benefit of Information disclosed to the receiving party by the disclosing party.

Information may be disclosed by the receiving party pursuant to a subpoena lawfully issued by a court or governmental agency provided that the receiving party notifies the disclosing party immediately upon receipt of any such subpoena.

ARTICLE X

TERM AND TERMINATION

10.01      Term.  Unless terminated in accordance with the provisions of Section 10.02, the term of this Agreement shall commence on the date hereof and shall continue until the second (2) yearly anniversary of the date of FDA approval of CBL as a processor of the Product.  In the event TKT has not received FDA approval for CBL to process the Product for commercial sale and distribution prior to December 31, 2000 or has not placed binding purchase orders with CBL pursuant to the terms hereof, within 180 days following such approval, this Agreement shall be terminable by CBL upon delivery to TKT by CBL of written notice of termination.  The term of this Agreement may be extended by mutual written consent of both parties.

10.02      Termination.  This Agreement may be terminated by either party, in the event that the other party (a) files or has filed against it a petition under the Bankruptcy Act, makes an

10

assignment for the benefit of creditors, has a receiver appointed for it or a substantial part of its assets, or otherwise takes advantage of any statute or law designed for relief of debtors or (b) fails to perform or otherwise breaches any of its obligations hereunder, if, following the giving of notice by the terminating party of its intent to terminate and stating the grounds therefor, the party receiving such notice shall not have cured the failure or breach within thirty (30) days.  In no event, however, shall such notice or intention to terminate be deemed to waive any rights to damages or any other remedy which the party giving notice of breach may have as a consequence of such failure or breach.

10.03      Obligations and Duties Upon Termination or Expiration.  If this Agreement expires or is terminated pursuant to Section 10.02, both parties shall be released from all obligations and duties imposed or assumed hereunder to the extent so terminated, except as expressly provided to the contrary in this Agreement.  Upon termination, both parties shall cease any further use of, and promptly return any, confidential information disclosed to the receiving party by the other party.  Termination of this Agreement, for whatever reason, shall not affect the obligation of either party to make any payments for which it is liable prior to or upon such termination.  Upon termination of this Agreement, TKT shall purchase from CBL, at CBL’s cost, any Materials purchased for the Product which CBL has reasonably purchased or ordered (which order cannot be canceled) based upon TKT’s forecast.  CBL shall immediately ship such materials to TKT in accordance with TKT’s instructions, provided that TKT has given reasonable assurance of payment for such items.

ARTICLE XI

MISCELLANEOUS

11.01      Exclusive Rights.  TKT and its Affiliates will purchase [**]% of their annual worldwide requirements for the Product exclusively from CBL pursuant to the terms hereof each year and for so long as this Agreement remains in effect.  TKT and its Affiliates will be relieved of this obligation in any year, in the event that failure to purchase [**]% of their annual worldwide requirements is due to either CBL’s (i) failure to accept a valid purchase order, (ii) late delivery of Product, or (iii) delivery of Product not meeting the Specifications.

11.02      Independent Contractor.  CBL shall at all times during the term of this Agreement be an independent contractor, maintaining sole and exclusive control over its personnel and operation.  It is understood that all work performed by CBL shall meet specifications set forth in this Agreement, and the detailed manner and method of doing the same shall be under the control of CBL.  At no time will either CBL or TKT hold itself out to be the agent, employee, lessee, sublessee, partner, or joint venturer of the other, and it is further understood and agreed between the parties that the full and exclusive relationship between them is that of an independent contractor.  Nothing in this Agreement shall be construed to create any agency, employment, partnership, joint venture or similar relationship between the parties other than that of an independent contractor.  Neither party shall have any right or authority whatsoever to incur any liability or obligation (express or implied) or otherwise act in any manner in the name or on the behalf of the other, or to make any promise, warranty or representation binding on the other.  CBL and TKT agree not to use or refer to the other without prior written permission, in any public statements, whether oral or written, related to this Agreement.  Furthermore, CBL and TKT both agree not to employ or solicit for employment or

11

as an independent contractor any employee of either party during the term of this Agreement and for a period of two (2) years thereafter.

11.03      Insurance; Liability to Third Persons.  CBL and TKT, each at their own expense, shall obtain and thereafter maintain workers’ compensation and comprehensive general liability (bodily injury and property damage) insurance, with respect to performance under this Agreement.  Each party shall give the other or its representative immediately notice of any suit or action filed, or prompt notice of any claim made, against them arising out of the performance of this Agreement.

11.04      Product Liability.  TKT and CBL each agree at its own expense to maintain Product Liability insurance coverage of at least $2.0 million.  TKT and CBL will provide a Certificate of Insurance to the other upon request, and such coverage will remain in effect indefinitely and so long as either party has product liability exposure for any Product manufactured for TKT.  If such Product Liability insurance is underwritten on a “claims made” basis, TKT and CBL agree that any change in underwriters during the term of this Agreement will require the purchase of “prior acts” coverage to ensure that coverage will be continuous throughout the term of this Agreement.

11.05      Governing Law.  This Agreement shall be construed, and legal relations between the parties hereto shall be determined, in accordance with the laws of the State of Maryland applicable to contracts solely executed and wholly to be performed within the State of Maryland without giving effect to the principles of conflicts of laws.

11.06      Arbitration.  Any controversy or dispute by and between the parties hereto or any of their Affiliates arising out of this Agreement which is not resolved in good faith by the parties within sixty (60) days of first becoming known to both parties, except with respect to resort to remedies of injunction or other court order, shall be submitted to binding arbitration in accordance with the Commercial Arbitration Rules then pertaining of the American Arbitration Association, and judgment upon the award rendered thereby may be entered in any court having jurisdiction thereof.  The place for arbitration shall be the city of the company not bringing the request for arbitration.  The Parties to this contract shall select an arbitrator based on mutual agreement.  Nothing in this Agreement shall be construed or interpreted as granting the arbitrators the power to award punitive damages as part of any award rendered relating to this Agreement or the transactions contemplated hereby.  The costs and expenses of such arbitration shall be shared equally by the parties.

11.07      Notice.  All notices or communication required or permitted to be given by either party hereunder shall be deemed sufficiently given if mailed by registered mail or certified mail return receipt requested or sent by overnight courier return receipt requested, such as Federal Express, to the other party at its respective address set forth below or to such other address as one party shall give notice of to the other from time to time hereunder.  Mailed notices shall be deemed to be received on the third business day following the date of mailing.  Notices sent by overnight courier shall be deemed received the following business day.

12

If to TKT:	Transkaryotic Therapies, Inc., 195 Albany Street Cambridge, MA 02139 Attn: President and CEO Tel: 617-349-0200 Fax: 617-491-7903

With a copy to:	Hale and Dorr, LLP 60 State Street Boston, MA 02109 Attn: Steven D. Singer Tel: 617-526-6000 Fax: 617-526-5000

If to CBL:	Chesapeake Biological Laboratories, Inc. 1111 South Paca Street Baltimore, MD 21230-2591 Attn: President Tel: 410-843-5000 Fax: 410-843-4414

11.08      Compliance with All Laws.  In all activities undertaken pursuant to this Agreement, both CBL and TKT covenant and agree that each will in all material respects comply with such Federal, state and local laws and statutes, as may be in effect at the time of performance and all valid rules, regulations and orders thereof regulating such activities.

11.09      Successors and Assigns.  CBL shall not assign this Agreement (or any schedule hereto) without the prior written consent of TKT, except that CBL shall be permitted to assign its rights and obligation hereunder with such consent to (i) one or more of its Affiliates or (ii) the purchaser of all or substantially all of its assets, through merger, consolidation or otherwise.  TKT may assign this Agreement upon (x) providing prior written notice to CBL; and (y) causing the assignee to acknowledge, in writing, that it will be bound by the terms and conditions of this Agreement.

11.10      No Waivers; Severability.  No waiver of any breach of this Agreement shall constitute a waiver of any other breach of the same or other provision of this Agreement, and no waiver shall be effective unless made in writing.  Any provision hereof prohibited by or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement.  It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held by any governmental agency or court of competent jurisdiction to be void, illegal and unenforceable, the parties shall negotiate in good faith for a substitute term or provision which carries out the original intent of the parties.  If the parties cannot reach agreement upon such a substitute term or provision within sixty (60) days after the original term or provision is held void, illegal or unenforceable, then the matter shall be settled by binding arbitration in accordance with Section 11.06.

11.11      Entire Agreement; Amendment.  TKT and CBL acknowledge that they have read this entire Agreement and that this Agreement, including the attached Exhibits constitutes

13

the entire understanding and contract between the parties hereto and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which communications are merged herein.  It is expressly understood and agreed that this Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by both of the parties hereto.

11.12      Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party hereto, shall impair any such right, power or remedy to such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

11.13      Force Majeure.  If either party fails to fulfill its obligations hereunder (other than an obligation for the payment of money), when such failure is due to an act of God, or other circumstances beyond its reasonable control, including but not limited to fire, flood, civil commotion, riot, war (declared and undeclared), revolution, action by government including delays in obtaining governmental approvals or embargoes, then said failure shall be excused for the duration of such event and for such a time thereafter as is reasonable to enable the parties to resume performance under this Agreement.

11.14      Further Assurances.  Each party shall, at any time, and from to time, prior to or after the effective date of this Agreement, at reasonable request of the other party, execute and deliver to the other such instruments and documents and shall take such actions as may be required to more effectively carry out the terms of this Agreement.

11.15      Survival.  All representations, warranties, covenants and agreements made herein and which by their express terms or by implication are to be performed after the execution and/or termination hereof, or are prospective in nature, shall survive such execution and/or termination, as the case may be.  Specifically Sections 5.03, 5.05, 10.03, and Article IX shall survive such termination and Articles VI, VII, and XI shall survive for so long as any Product produced by CBL for TKT remains within its expiration dating.

11.16      No Third Party Beneficiaries.  Nothing in this Agreement shall be construed as giving any person, firm, corporation or other entity, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

11.17      Headings.  Section headings are for convenient reference and not a part of this Agreement.  All Exhibits are incorporated herein by this reference.

14

11.18      Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall be deemed but one instrument.

11.19      No Rights.  No rights or licenses with respect to the Product or any of either party’s intellectual property rights and granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.

11.20      Disclosure.  Except as TKT may be required by law or regulation, neither party shall disclose the name of the other party, the identity of the Product or any information with respect thereto, the existence of this Agreement or the terms and provisions of this Agreement without the prior written approval to the other party.  Neither party shall use the name of the other party in any publicity or advertising without the other party’s prior written consent.  If CBL is required in accordance with SEC or other relevant governmental regulations to disclose TKT’s name, the existence of this Agreement or the terms and provisions of this Agreement, CBL shall (i) give TKT prior written notice of such disclosure, and (ii) assist TKT in any efforts to prevent or limit such disclosure including without limitation seeking confidential treatment of such information.

IN WITNESS WHEREOF, this Agreement shall take effect as of the date first written above when it has been executed below by the duly authorized representatives of the parties.

CHESAPEAKE BIOLOGIC LABORATORIES, INC.

By:	/s/ Thomas P. Rice
Title: Thomas P. Rice, President & CEO

TRANSKARYOTIC THERAPIES, INC.

By:	/s/ Richard F. Seldon
Title: Richard F. Selden, President & CEO

Exhibits:

Exhibit A:  Project Summary.

Exhibit B:  Validations/Qualifications.

Exhibit C:  Price.

15

EXHIBIT A

PROJECT SUMMARY

CONFIDENTIAL

TRANSKARYOTIC THERAPIES, INC.

PROJECT SUMMARY

Transkaryotic Therapies, Inc. (TKT) desires Chesapeake Biological Laboratories, Inc. (CBL) to formulate and aseptically fill, package and label for clinical and commercial use the product known as (gene activated) GA-GAL.  The active ingredient is α-Galactosidase A, an acid hydrolase which specifically cleaves terminal α-linked galactose residues from glycosphingolipid ceramide trihexoside (CTH).  A

The Project will consist of the following parts.

1.        Clinical Manufacturing Phase

a.         Technology [**]

b.         Technology [**].

c.         Acquisition and testing of [**].

d.         Preparation of [**].

e.         Production of [**].

2.        Validation Phase

a.         Execution of [**].

b.         Preparation of [**].

3.        Consistency Lot Manufacturing

a.         Production of [**]Production of [**]

b.         Assist TKT in [**]

4.             Commercial Manufacturing (requirements to be determined)

*Contact at TKT is Bill Fallon:  Phone (617) 349-0203  Fax (617) 491-7903

Program Manager at TKT is Suzanne Bruhn:  Phone (617) 503-0394  Fax (617) 491-7903

Overview of Formulation and Fill Processes

Following is an outline of the formulation, filtration, aseptic filling, QC testing, labeling, and packaging to be performed:

1.         TKT will supply the active pharmaceutical ingredient (API) and text for the vial label, unit carton and package insert.

2.         CBL will supply all equipment, chemicals, and materials required to produce and test the product.

3.         All receipt, in-process and certain release* testing will be performed by CBL.

4.         API will be received as a frozen bulk in 2 L PETG bottles filled to ~ 1 L.

5.         Samples of API will be tested per receipt testing requirements.

6.         API will be thawed, formulated, filtered and aseptically filled into 5 cc vials (3.5 cc label claim), stoppered and crimped.

7.         Drug product will be stored at 2 - 8°C.

8.         Vials containing drug product will be visually inspected, QC tested, labeled and packaged appropriately.

A Certificate of Analysis and any other documentation required will be supplied along with the API to CBL prior to the scheduled date of manufacture.

Each container of API will be sealed with tamper evident tape or device and labeled with the gross and net weight and temperature storage condition.  Each shipping container of API should be labeled as “Store @-20°C.  Upon arrival, CBL will inspect for tampering, weigh each container and receive per CBL SOP’s.  The API will then be stored until required for manufacture.

At the completion of all work for each lot, CBL will provide TKT with a copy of the completed Batch Production record including a Certificate of Analysis.

TESTING REQUIREMENTS

CBL Testing of API Upon Receipt

Volume Required	Delivered To	Assay	Specification
[**]	CBL QC-Lab	[**]	[**]
[**]	CBL QC-Lab	[**]	[**]

*may be performed by TKT if technical transfers are not complete

In-Process Testing of Formulated Bulk

PRE-FILTRATION/POST-QS
# Samples/Vol	Delivered To	Assay	Specification
[**]	CBL-Micro	[**]	[**]
[**]	CBL QC-Lab	[**]	[**]
	CBL-Pharm Tech	[**]	[**]

POST-FILTRATION
Volume Required	Delivered To	Assay	Specification
[**]	CBL-Micro	[**]	[**]
[**]	CBL-Pharm Tech	[**]	[**]

Final Drug Product Testing

# Samples/Vol	Delivered To	Assay	Specification
[**]	CBL-Micro-Lab	[**]	[**]
[**]	CBL Micro-Lab	[**]	[**]
[**]	CBL QC-Lab	[**]	[**]
[**]	CBL QC-Lab	[**]	[**]

DETAILED DESCRIPTION OF FORMULATION, ASEPTIC FILLING, LABELING AND PACKAGING

Overview

Receipt of Bulk Drug Substance

Bulk material will be delivered to CBL at least [**] prior to formulation.  Upon receipt, the bulk will be stored at [**].  A sample sent with the bulk will be tested as specified in testing requirements.  All batch record steps are performed in accordance with Good Manufacturing Practices.

Preparation of Diluent

GA-GAL diluent is prepared within [**] of use by mixing appropriate quantities of [**].  The composition of GA-GAL diluent is listed in Table 4.4-1.

Table 4.4-1.  Composition of GA-GAL Diluent (per Liter)

Component	TKT Part Number	Quantity
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

The diluent is filtered [**] until required.  All filters are subjected to post-filtration integrity testing.

Formulation of α-Galactosidase A for Injection, by CBL

The formulation of the Product will be performed in Class [**] conditions.

Only [**]% of the purified bulk will be initially used to ensure that material is available for adjustment in the event that the formulated bulk is too dilute.

Based on the volume and concentration of the bulk and the desired concentration of GA-GAL in the final formulation, the volume of GA-GAL diluent required for addition is determined.  An appropriate amount of diluent is added to [**]% of the target final volume.  Then [**] is added, the solution is pH adjusted and finally Q.C. tested for concentration and pH.

Sterile Filtration

The formulated bulk drug product is sterile filtered through [**]  Filtration is conducted [**] and then the filter(s) is subjected [**].  All filter integrity testing must be completed with acceptable results before the material is released for further processing.  CBL maintains a stringent accountability record on all steps of the filtration process.

Aseptic Filling and Sealing

Filling is conducted in a Class [**] room by trained technicians using validated processes for low volume fills.  The filling process is performed using an [**].  The weight of fill per vial is set and checked at the beginning of the fill.  Additional weight checks are usually conducted at an interval of [**] and on the last vial filled.  Weight check vials are identified, isolated as weight checks and noted in the accountability records.

During the filling process each vial is purged [**].  Each vial is then [**].  Upon completion of the fill, a complete product accountability is performed for the filling process.  The filled units in labeled trays are transferred to the appropriate storage conditions (2-8°C) awaiting further processing.

Inspection

The batch record includes a Bill of Materials, Signature Log, and Final Product Accountability.  A 100% visual inspection is conducted using a black and white background.  Reject samples are classified by CBL.  Other defects are also isolated, for example, improper crimps, container flaws, and stopper defects.  Approved inspected units are then made available to the labeling group, who are responsible for label accountability, proper labeling, and packaging.

Storage

Upon completion of inspection, all passed units are quarantined and stored at 2-8°C, awaiting final release.

Unit Labeling

The drug product vials will be labeled as follows:

α-Galactosidase A 1 mg/mL Sterile

3.5 mL Lot No.:  #####

Caution:  New Drug - Limited by Federal Law to Investigational Use

Store at 2-8°C

Transkaryotic Therapies Inc.

195 Albany Street

Cambridge, MA 02139 USA

Any changes in labeling text as may occur from time to time, must be sent to the attention of CBL a minimum of 6 weeks prior to the anticipated date of manufacture.

Packaging

GA-GAL drug product is [**].  Vials are [**].

The α-Gaacosidase A drug product will be bulk packaged and shipped to TKT in a temperature-controlled, monitored container.  If more than one shipper container is necessary,

each container will contain a temperature monitor.  The shipping containers will be labeled as follows:

α -Galactosidase A Sterile

Lot no. ####

Quantity enclosed:  ## vials

Caution:  New Drug - Limited by Federal Law to Investigational Use

Single use vials

Refer to Clinical Protocol and Investigator’s Brochure for administration directions

Store at 2-8°C

Transkaryotic Therapies Inc.

195 Albany Street

Cambridge, MA 02139 USA

Upon commercialization, the labeling and packaging will be changed from bulk.  All necessary text and specifications will be supplied by TKT prior to that time.

Retain Samples

CBL holds retain samples for commercial products.  Retain samples will be invoiced as regular product, but held at CBL under label storage conditions.  The number of retains will be determined by the amount of finished product testing required.  Usual practice is to retain sufficient samples to perform all of the testing two times.  The retained samples will be held for one year past the expiration date of the lot and CBL will properly dispose of such samples for TKT, or return to TKT upon request.

Stability Samples

Stability in its entirety will be the responsibility of TKT.  Any samples held by CBL for stability will be subject to a separate agreement.

Shipping

Final Product to be shipped overnight to:

Transkaryotic Therapies, Inc.
195 Albany Street
Cambridge MA 02139

or another designated site as determined by TKT.

Manufacturing Batch Record Summary

All operations are governed by a CBL batch record developed exclusively for TKT’s GA-GAL product.  The approved batch record is assigned a TKT project number and a unique CBL lot number.  These documents detail the preparation of materials (vials, stoppers, closures, processing materials, and equipment) used in the manufacturing process.  The batch record has been approved by Quality Assurance and Manufacturing at TKT along with appropriate approvals from CBL.  CBL staff has the responsibility to perform the aseptic processing and related processing to the instructions detailed in the approved Batch Records.  CBL has provided TKT the opportunity to review validation data and reports that reflect the processing of components that have intimate contact with the product.

Reference to the environmental monitoring and personnel monitoring is noted along with the actual data.  Before proceeding with manufacturing operations, the operation room conditions are verified for temperature and pressure.  CBL performs a [**] prior to filtration and [**] prior to filling.

The batch record is designed to include all quality control testing performed at CBL.  The batch record references an SOP to the central sample receiving, in-processing testing (pre and post filtration) and final product testing.  The documentation references an SOP to a detailed sampling plan for [**].  The final product testing section relates to tests conducted at CBL and other contracted testing facilities approved by TKT.  Final [**] testing at CBL includes [**].  A final Certificate of Analysis is presented along with final review and signature by CBL Quality Assurance.

Batch Record Availability

At the completion of all work for each lot, CBL will provide Client with a copy of the completed Batch Production Record including a Certificate of Analysis.  The “batch record” is normally complete within [**] after a fill date unless otherwise agreed upon previously.  CBL will work in good faith to reduce the time needed for completion of the batch record.

Disposal or Disposition of Product

Remaining bulk product will be refrozen and all inspection rejects will be stored refrigerated.  All will be returned to the client.

Transkaryotic Therapies, Inc.

Chart

EXHIBIT B

VALIDATION PROCESSES

CONFIDENTIAL

VALIDATION PROCESS

USP Testing of Raw Materials (Europe, Japan and USP)

Chemicals purchased with the “USP” or “NF” grade are suitable for use in Pharmaceutical products.  Under cGMP they need to undergo only identity testing in addition to establishing the reliability of the suppliers analyses at appropriate intervals in order to be released for use in a regulated product.  It is sometimes misunderstood by clients that other chemical grades, such as ACS or Aldrich gold, which are perceived as superior products by the criteria of purity and strength, are not approved for use as parenterals in humans.  For CBL to use non USP/NF raw materials, it is necessary to perform full USP testing on the chemical, thereby certifying that it meets the requirements of USP/NF.

For those chemicals that are not compendial (US Pharmacopoeia), appropriate tests must be identified to assess identity; purity, quality, and strength.  At an appropriate time, that testing must be validated according to guidelines from “Validation of Compendial Assays”  USP XXIII <1225>.  For concentration (strength) the assay validations are needed for CBL to guarantee formulation results.  For other assays, the validation can wait until phase III production, or until it is needed for a guarantee of conformance to specifications.

Assay Tech Transfer [Qualification/Validation]

Evaluation of any Compendial or client supplied assay must be made prior to CBL accepting responsibility for its quantitative use.  Compendial assays are assumed to be fully validated and require only a demonstration of their applicability to the analyte as formulated.  Client-supplied assays, for which full validation exists, may also be used upon demonstration of congruency, usually involving the comparison of data on a single set of samples which have been assayed in both the client’s and CBL’s laboratories.  Non-validated assays for use in early stage (up to early Phase II) testing will also require a transfer of technology with direct comparison of samples between laboratories.  Technology transfers as described above will require demonstration of accuracy, precision, ruggedness and linearity.  Later stages of the drug approval process require validated assays.  If called upon to validate an assay, CBL will follow the guidelines of USP XXIII <1225>.  Assays for use in stability programs must be validated regardless of stage of drug development and must be shown to be stability indicating.

Assay tech transfers will be required for [**]

Bacteriostasis / Fungistasis (for Product)

B/F is required in order to establish the potential of the formulation to interfere with sterility assays.  B/F testing can be performed on developmental batches as long as they are prepared with GNP material which meets specifications for incoming raw material and have the same formulation as will the GNP batches.

Enhancement / Inhibition (for Product)

E/I evaluates the potential for interference by the formulation with the assay used to measure endotoxin.  A preliminary E/I determination will be required to allow quantitation of endotoxin in developmental batches.  Full validation of E/I is required once preparation of GNP batches begins.  Validation involves performing E/I on three consecutive batches.

Filter Function/Compatibility Study

All materials have some affinity for filter media.  In some instances, that affinity is sufficient to cause concern about the ability to filter product and maintain concentration through the process.  A successful study is one in which no significant differences are observed when comparing the drug product pre and post filtration.  These results help to assure the concentration of product after filtration.  This is particularly a problem with biological products and products with very low concentrations.

Cleaning Recovery Study

Contract manufacturers must be able to assure themselves, their clients, and the FDA that no significant chance exists for cross contamination to occur among products sharing equipment which may conceivably contact product.  While the interior of the lyophilizer (for example) is certainly not designed to be a product contact surface, the possibility that product may reach the lyophilizes shelves and be dried down on them does present a potential for contamination from a dislodged fragment of some previous client’s product.  CBL requires demonstration that products are easily removed from glass or stainless steel surfaces (as appropriate) by the routine cleaning methods called for in CBL cleaning procedures.  The cleaning study involves spotting product onto a stainless steel coupon or tray and simulating the method for cleaning the inside of the lyophilizer.  Recovery of the product from a stainless steel surface and evaluation of cleaning are monitored by TOC (Total Organic Carbon) analysis which, while lacking the specificity of methods such as BPLC, compensates by virtue of its sensitivity.  The cleaning study is expected to demonstrate removal of product from the steel surface.  While a negative result is not expected, such a result would require additional evaluation of the data obtained and close consultation with the Client regarding the ability of CBL to proceed.

Equipment Cleaning Validation

Three successive successful demonstrations.

To validate the ability of CBL to prevent cross contamination from Client product, three successive successful demonstrations of effective cleaning of product contact equipment will be required.  Collection of each data set will occur after an actual manufacturing event with GMP product.  Technicians will sample predetermined sites within the equipment for TOC.  The most common equipment for Cleaning Validation are tanks and Pump contact parts.  CBL attempts to use as much virgin equipment as possible in order to reduce the need for rigorous and extensive cleaning validation.

Product Hold Time Studies:

The most efficient way to schedule formulation and fill is to do the formulation on the day prior to the fill.  A holding study allows CBL to demonstrate that the product will not be adversely affected by holding it for 12-48 hours at cold room conditions with or without an initial filtration to lower bioburden.  Bench scale batches will be formulated, treated and stored according to a standard protocol.  Potency and other properties which might be, affected by storage will then be analyzed.

Filling Machine Fill Volume Qualification

CBL will perform a fill volume study with the actual product (or placebo) to assure machine process capability.  This study will set the target volume for the fill using volume specifications or label data for the product.  Typically, a minimum alert level is set at +3 sigma from the target weight for the fill volume.  The specification is then set slightly outside of those alert levels.

Filter Extractables Study

This is an FDA requirement for phase III.  Product is filtered and the effluent is assayed for known extractable substances.  For a purely aqueous product, it is normally not of any consequence.  It is typically performed by the filter manufacturer.

Microbial Retention Study

Subcontracted to Millipore.  Laboratory testing is conducted with specific pharmaceutical biopharmaceutical product using a standard protocol using B. diminuta grown in saline lactose broth.  These experiments are run at room temperature for less than 24 hours on 47 mm disk membranes with less than 20 liters of solution.  Microbial Retention Validation is performed to validate microbial retention of sterilizing-grade membrane filters with specific pharmaceutical preparation.  Microbial retention testing was recommended by the US Food and Drug Administration’s 1987 “Guideline on Sterile Drug Products Produced by Aseptic Processing” to validate sterilizing-grade membrane filter performance.  Under worst case process conditions, the testing determines the ability of a sterilizing-grade filter using scaled-down processing conditions to retain a minimum challenge of 10 cells of B. diminuta per cm2 of filter area.  A sample of one drug product lot is evaluated using filters from three manufacturing lots.  Initial testing determines whether the sample drug product inhibits the microbial challenge prior to conducting the microbial retention studies.  This initial testing will determine the mode of the final testing, ie., whether it is performed in the presence or absence of the product.

Validation Package for BLA

In support of product approval applications, CBL maintains Master Files at FDA for both its Seton and Camden facilities.  Clients may request letters authorizing FDA to review CBL’s file in support of their regulatory application (e.g., NDA, ANDA, BLA).

The file contains pertinent information on building and facilities, overall manufacturing operation flow patterns, equipment locations, component sterilization validations (e.g. oven and autoclave loads), action concerning product when media fills fail, details of the environmental monitoring program (viables and non-viables), initial vial and stopper washing validations and utility system validations such as production of water for injection and distribution, clean steam production and distribution, and HVAC systems validations.

Aseptic processing validations are supplied as a summary sheet outlining CBL media fill history.

Finally, the process validation package supplied for the BLA will contain the prospective protocol and the results of the enhanced testing program from the (recommended) three at scale conformance lots.  This enhanced testing will be used to demonstrate control of critical manufacturing operations such as mixing uniformity during formulation as well as conformance to production specifications throughout the filling process.

EXHIBIT C

PRICING & PAYMENT

SCHEDULE

CONFIDENTIAL

PRICING AND PAYMENT SCHEDULE

I                                            Validation Package

Title	Deliverable	Price
[**]	Testing Standards	$[**] per new test
[**]	Validation Report Report
	Report	$[**]
	Report	$[**]
[**]	Report	$[**]
[**]	Report	$[**]
[**]	Report	$[**]
[**]	Report	$[**]
[**]	Report	$[**]
[**]	External Report	$[**]
[**]	Report	$[**]
[**]	Reference Letter	$[**]
[**]	External Report	$[**]
[**]	Report	$[**]

(1) This charge will not apply if the filter function study is performed in conjunction with the process validation, listed here as “Validation Package for BLA”.

(2) CBL has bracketing media fills that cover the following vial/stopper/crimp combination

[**].

If this or any combination is used for which CBL has existing media fills and change parts, then no special media fills will be performed and there will be no media fill charge.

(3) If CBL bracketing media fills are used to support a client’s application then this charge will apply.

II                                        Lot Price / Unit Price* (Includes packaging, FOB CBL’s dock)

For lot sizes less than [**] units                       $[**] per unit

For lot sizes of [**] units or more                     $[**] per unit [**]

*Price includes an allowance of $[**]/unit [**].  Costs in excess of the allowance will be charged at [**] %.

III                                    Minimum Purchase Orders

The minimum annual purchase order requirement is [**].

IV                                   Basis for Price Increase

Price per lot is comprised of [**].  Following FDA approval of CBL as the manufacturer, and for the first year the prices will hold.  Thereafter the price may be increased annually based on (i) actual increases in packaging component cost (syringes, stoppers, crimps, labels inserts, cartons), (ii) non-component costs may be increased based upon a weighted average factor using both the Bureau of Labor Statistics, employment cost index series ID ECU 19002A, (ECU and the Consumer Price Index (CPI).  [**]% of the non-component cost of the price per lot will be subject to increases in the ECU.  The remaining [**]% of the non-component cost price per lot will be subject to increase in the CPI adjusted annually.